UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 19, 2008
MEDICAL PROPERTIES TRUST, INC.
(Exact name of registrant as specified in its charter)
Commission File Number 001-32559

Maryland (State or other jurisdiction of incorporation)	20-0191742 (IRS. Employer Identification No.)

1000 Urban Center Drive, Suite 501 Birmingham, AL (Address of principal executive offices)	35242 (Zip Code)
Registrant’s telephone number, including area code
(205) 969-3755
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
UNDERWRITING AGREEMENT
On March 19, 2008, Medical Properties Trust, Inc. (the “Company”) and its subsidiary, MPT Operating Partnership, L.P. (the “Operating Partnership”), entered into an Underwriting Agreement with UBS Securities LLC, KeyBanc Capital Markets Inc., RBC Capital Markets Corporation, J.P. Morgan Securities Inc., Stifel, Nicolaus & Company, Incorporated and FTN Midwest Securities Corp., pursuant to which the Company agreed to issue and sell to the underwriters an aggregate of 11.0 million shares of common stock, par value $0.001 per share, of the Company. The underwriters are offering all such shares of common stock to the public at a price per share of $10.75. On March 24, 2008, UBS Securities LLC, on behalf of the underwriters, exercised in full the underwriters’ option to purchase up to an additional 1.65 million shares of common stock solely for the purpose of covering over-allotments. The closing of the offering, which is subject to customary closing conditions, is expected to occur on or about March 26, 2008. The foregoing is a summary description of certain terms of the Underwriting Agreement and is qualified in its entirety by the text of the Underwriting Agreement attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.
The offering and sale of the shares of common stock have been registered under the Securities Act of 1933, as amended, pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-140433).
Certain of the underwriters and their affiliates have in the past provided and may from time to time in the future provide commercial banking, financial advisory, investment banking and other services to the Company and the Operating Partnership, for which they were and will be entitled to receive separate fees. For example, certain of the underwriters and their affiliates are the initial purchasers in a concurrent private placement of exchangeable notes by the Operating Partnership and certain of the underwriters and their affiliates are lending banks under the Credit Agreement and Amendment (described below), for which they will be entitled to separate fees.
FIRST AMENDMENT TO REVOLVING CREDIT AND TERM LOAN AGREEMENT
Effective as of March 19, 2008, the Operating Partnership, as Borrower, and the Company entered into a first amendment (the “Amendment”) to the Revolving Credit and Term Loan Agreement (the “Credit Agreement”) dated as of November 30, 2007, among the Operating Partnership, the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and the several lenders from time to time parties thereto. The Amendment is intended to permit the Company and Operating Partnership to engage in certain sale, acquisition and financing transactions in connection with the Company’s previously announced purchase and sale transactions with Vibra Healthcare, LLC and the Company’s pending acquisition of a portfolio of healthcare properties from HCP, Inc. and its affiliates. Specifically, the Amendment serves to permit the Company and Operating Partnership, without violating the terms of the Credit Agreement, to (i) issue up to $143.75 million aggregate principal amount of the Operating Partnership’s exchangeable senior notes, (ii) enter into an interim loan facility with a syndicate of lenders in an amount up to $300.0 million (as reduced by the aggregate amount of exchangeable senior notes issued by the Operating Partnership), and (iii) complete the previously reported sale of three hospital facilities to Vibra for aggregate proceeds of approximately $90 million (plus a $7.0 million early termination fee and $10.0 million prepayment on an existing loan).
Pursuant to the terms of the Amendment, the net proceeds received from any exchangeable senior notes issuance must be used to fund a portion of the purchase price of the HCP portfolio acquisition (including fees, commissions and expenses), repay any amounts outstanding under the interim loan facility, or, if not used for either, to repay amounts outstanding under the Credit Agreement. Proceeds from the interim loan facility must be used to fund a portion of the purchase price of the acquisitions, including without limitation, the HCP portfolio acquisition. Net proceeds received from the Vibra sale transaction must be used to either (1) fund a portion of the purchase price of the HCP portfolio acquisition (including fees, commissions and expenses), (2) acquire three other healthcare facilities to be operated by Vibra, also as previously announced, (3) repay any amounts outstanding under the interim loan facility, or (4) to the extent not used for (1) through (3) above, repay amounts outstanding under the Credit Agreement.
The foregoing is a summary description of certain terms of the Amendment and is qualified in its entirety by the text of the Amendment, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2008.
Certain of the lending banks under the Credit Agreement and the Amendment and their affiliates have in the past provided and may from time to time in the future provide commercial banking, financial advisory, investment banking and other services to the Company and the Operating Partnership, for which they were and will be entitled to receive separate fees.
Item 9.01. Financial Statements and Exhibits.
(d)  Exhibits
      1.1  Underwriting Agreement.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICAL PROPERTIES TRUST, INC. (Registrant)
By:	/s/ R. Steven Hamner
R. Steven Hamner
Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date:    March 25, 2008

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